KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 27, 2025, with respect to the financial statements of each of the Investment Divisions of JNLNY Separate Account I, incorporated herein by reference and to the reference to our firm under the heading “Services” in the Statement of Additional Information. /s/ KPMG LLP Chicago, Illinois July 17, 2025

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 28, 2025, with respect to the financial statements of Jackson National Life Insurance Company of New York, incorporated herein by reference, and to the reference of our firm under the heading “Services” in the Statement of Additional Information. /s/ KPMG LLP Minneapolis, Minnesota July 17, 2025